IMMEDIATE RELEASE                               MARCH 6, 2006
            CONTACTS:
            BRENT LARSON,                                   TIM RYAN,
            VICE PRESIDENT / CFO                            THE TROUT GROUP
            614 793 7500                                    212 477 9007
 -----------------------------------------------------------------------------

                     NEOPROBE ANNOUNCES 2005 ANNUAL RESULTS
    CONFERENCE CALL SCHEDULED FOR 11:00 A.M. TOMORROW, TUESDAY, MARCH 7, 2006

DUBLIN, OHIO - March 6, 2006 --Neoprobe Corporation (OTCBB: NEOP) today announced financial results for the fourth quarter of 2005 and for the full year that ended December 31, 2005. Results for the fourth quarter and for the full year of 2005 include the consolidated operations of Neoprobe Corporation and its subsidiaries, Cardiosonix Ltd. and Cira Biosciences, Inc. For the fourth quarter of 2005, Neoprobe had a net loss of $1.3 million (including total non-cash expenses of $327,000) or $0.02 per share. For fiscal year 2005, Neoprobe incurred a net loss of $4.9 million (including total non-cash expenses of $1.4 million) or $0.08 per share.

For the year 2005, Neoprobe reported total revenues of $5.9 million compared to $6.0 million in 2004. However, license and other revenues for 2004 included a $600,000 non-cash item, representing the final installment of deferred revenue related to a distribution agreement we entered in 1999, and no such revenue was recognized in 2005. For the fourth quarter of 2005, Neoprobe reported total revenues of $1.4 million compared to $1.3 million for the fourth quarter of 2004. Revenues for the fourth quarters of 2005 and 2004 did not include any non-cash license revenue in either period.

Neoprobe's reported revenues for the last five years have included a significant amount of revenue that does not directly correlate to the growth in or cash generated by our medical device business lines. Excluding these items of non-cash revenue, revenue from net sales of our medical devices increased $567,000 or 11% compared to the prior year. The improvement in net sales of our medical devices in 2005 reflects the combined impact of $341,000 in blood flow device sales in 2005 compared to $89,000 in 2004, coupled with the increasing impact of providing increased service and repair activities related to the growing installed base of our gamma devices.

Gross profit for 2005 decreased $64,000 or 2% as compared to 2004. Excluding license and other revenue, gross profit on net sales of our medical devices increased $536,000 or 18% compared to the prior year. The percentage improvement in gross profit on net sales of our medical devices in 2005 relative to the percentage increase in sales reflects the impact of manufacturing cost control initiatives implemented in 2004 coupled with the positive contribution from the increased service activities.

Neoprobe's research and development expenses for 2005 increased to $4.0 million compared to $2.5 million in 2004, due primarily to a $1.8 million increase in incremental out-of-pocket costs related to our drug and therapeutic initiatives as compared to 2004. General and administrative expenses remained steady at $3.2 million in both 2005 and 2004.

"2005 represented a year of steady progress for our business," said David Bupp, Neoprobe's president and CEO. "The profitability of our gamma device business improved, we began to see tangible evidence of the value of our blood flow device business and we continued the march forward toward gaining market clearance for Lymphoseek(TM) in the United States and Europe", Bupp continued. "We acknowledge that progress has not been as rapid as we originally anticipated nor as quick as we would have liked to have seen, but we have moved forward in meeting the requests of regulatory authorities for further information. In addition, the clarity that has been added to our development plans has only served to bolster our belief in the underlying inherent values of our technologies. We are excited about what lies ahead of us in 2006 and beyond."


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

NEOPROBE COPRORATION
ADD - 2

Neoprobe's President and CEO, David Bupp, and Vice President and CFO, Brent Larson, will provide a business update and discuss the Company's 2005 results via a conference call scheduled for 11:00 AM EST tomorrow, Tuesday, March 7, 2006. Participants may dial-in by calling 1-877-407-8033 from the United States and Canada or by calling 1-201-689-8033 internationally. A replay of the call will be available for one week by calling 1-877-660-6853 from the United States and Canada or by calling 1-201-612-7415 internationally. To access a replay of the call, participants will need to enter both parts of the following passcode information (Account Number: 286, Conference ID: 195365).


ABOUT NEOPROBE

Neoprobe is a biomedical company focused on enhancing patient care and improving patient outcome. Neoprobe currently markets the neo2000(R) line of gamma detection systems that are widely used by cancer surgeons and is commercializing the Quantix(R) line of blood flow measurement products. In addition, Neoprobe holds significant interests in the development of related biomedical systems and radiopharmaceutical agents including Lymphoseek(TM) and RIGScan(R) CR. Neoprobe's subsidiary, Cira Biosciences, Inc., is also advancing a patient-specific cellular therapy technology platform called ACT. Neoprobe's strategy is to deliver superior growth and shareholder return by maximizing its strong position in gamma detection technologies and diversifying into new, synergistic biomedical markets through continued investment and selective acquisitions. www.neoprobe.com

Statements in this news release, which relate to other than strictly historical facts, such as statements about the Company's plans and strategies, expectations for future financial performance, new and existing products and technologies, anticipated clinical and regulatory pathways, and markets for the Company's products are forward-looking statements The words "believe," "expect," "anticipate," "estimate," "project," and similar expressions identify forward-looking statements that speak only as of the date hereof. Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors including, but not limited to, the Company's continuing operating losses, uncertainty of market acceptance of its products, reliance on third party manufacturers, accumulated deficit, future capital needs, uncertainty of capital funding, dependence on limited product line and distribution channels, competition, limited marketing and manufacturing experience, risks of development of new products, regulatory risks and other risks detailed in the Company's most recent Annual Report on Form 10-KSB and other Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update or revise any forward-looking statements.


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                              NEOPROBE CORPORATION

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                              December 31,         December 31,
                                                                  2005                 2004
                                                              (unaudited)
                                                            -----------------    -----------------
Assets:

Cash and cash equivalents                                        $ 4,940,946          $ 9,842,658
Available-for-sale securities                                      1,529,259                    -
Other current assets                                               1,978,268            1,594,286
Intangible assets, net                                             2,098,910            2,519,109
Other non-current assets                                           1,023,058            1,409,842
                                                            -----------------    -----------------

Total assets                                                    $ 11,570,441         $ 15,365,895
                                                            =================    =================


Liabilities and stockholders' equity:

Current liabilities                                              $ 1,501,683          $ 1,009,936
Notes payable, net of discounts                                    5,973,853            5,491,494
Warrant liability                                                          -            2,560,307
Other liabilities                                                     78,109              140,328
Stockholders' equity                                               4,016,796            6,163,830
                                                            -----------------    -----------------

Total liabilities and stockholders' equity                      $ 11,570,441         $ 15,365,895
                                                            =================    =================

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

                              NEOPROBE CORPORATION

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                        Three Months Ended                         Twelve Months Ended
                                                 December 31,         December 31,          December 31,         December 31,
                                                     2005                 2004                  2005                 2004
                                                 (unaudited)          (unaudited)           (unaudited)
                                               -----------------    -----------------     -----------------    -----------------
Revenues:
   Net sales                                        $ 1,419,172          $ 1,253,961           $ 5,919,473          $ 5,352,640
   License revenue and other                                  -                    -                     -              600,000
                                               -----------------    -----------------     -----------------    -----------------
      Total revenues                                  1,419,172            1,253,961             5,919,473            5,952,640
                                               -----------------    -----------------     -----------------    -----------------

Cost of goods sold                                      638,054              652,841             2,376,211            2,344,925
                                               -----------------    -----------------     -----------------    -----------------

Gross profit                                            781,118              601,120             3,543,262            3,607,715
                                               -----------------    -----------------     -----------------    -----------------

Operating expenses:
   Research and development                             983,734              687,490             4,031,790            2,453,755
   Selling, general and administrative                  802,697              791,118             3,155,674            3,153,059
                                               -----------------    -----------------     -----------------    -----------------
      Total operating expenses                        1,786,431            1,478,608             7,187,464            5,606,814
                                               -----------------    -----------------     -----------------    -----------------

Loss from operations                                 (1,005,313)            (877,488)           (3,644,202)          (1,999,099)
                                               -----------------    -----------------     -----------------    -----------------

Interest expense                                       (348,748)            (175,549)           (1,350,592)            (334,196)
Increase in warrant liability                                 -           (1,245,307)             (142,427)          (1,245,307)
Other income, net                                        56,760               14,530               208,271               37,580
                                               -----------------    -----------------     -----------------    -----------------

Net loss                                           $ (1,297,301)        $ (2,283,814)         $ (4,928,950)        $ (3,541,022)
                                               =================    =================     =================    =================

Loss per common share:
   Basic                                                $ (0.02)             $ (0.04)              $ (0.08)             $ (0.06)
   Diluted                                              $ (0.02)             $ (0.04)              $ (0.08)             $ (0.06)

Weighted average shares outstanding:
   Basic                                             58,492,059           58,171,908            58,433,895           56,763,710
   Diluted                                           58,492,059           58,171,908            58,433,895           56,763,710
